Exhibit 10.2

                             JOINT VENTURE AGREEMENT

     THIS JOINT VENTURE AGREEMENT made and entered into this 4th day of August, 2003 by and between Equity Technologies & Resources, Inc., with its principal place of business at 325 West Main Street, Lexington, Kentucky 40507 ("ETCR"); Verified Prescription Safeguards, Inc., with its principal place of business at 325 West Main Street, Lexington, Kentucky 40507 ("VPS"); VPS Holding, LLC, with its principal place of business at 6031 Russell Cave Road, Lexington, Kentucky 40501 ("VPSH"), and Envoii Healthcare, LLC ("Envoii") with its principal place of business at 2225 East Randol Mill Road, Suite 305, Arlington, Texas 76011.

     WHEREAS, the parties hereto entered into a Joint Venture Agreement on April 23, 2003, and now desire to terminate that Agreement and declare it null and void ab initio; and,

     WHEREAS, there is a need to clarify and reach a clear understanding as to the terms involving potential revenues to be received by ETCR and VPS; and,

     WHEREAS, it is still the intent of the parties to permit VPS, its successors and assigns, the opportunity to develop information technology, intellectual property and know-how related to prescriptions and the healthcare industry, as part of a national electronic healthcare network initiative; and,

     WHEREAS, it is the intent of VPSH to be acquired by Envoii, the terms of which acquisition are being finalized, but which will not alter the terms hereof.

     WHEREAS, ETCR and VPS have pursued the development of prescription drug monitoring databases for use in a controlled substance prescription environment, as well as by third parties in non-controlled substance prescription environments; and,

     WHEREAS, VPSH was formed for a special purpose to undertake such efforts on behalf of ETCR and VPS; and,

     WHEREAS, ETCR AND VPS have been unable to contract for and/or arrange the necessary funding and personnel to continue such project; and,

     WHEREAS, Envoii has been pursuing similar technology and claims rights to the development of such and to avoid any conflict the parties have agreed upon an amicable and equitable resolution of the entitlement to such technology and the economic benefits, if any, to flow therefrom; and,

     NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, it is agreed by and between ETCR, VPS, VPSH, and Envoii, as follows.

     1. The Joint Venture Agreement dated April 23, 2003 is hereby terminated and declared null and void ab initio.

     2. Envoii shall immediately undertake the development of the system described above and raise the necessary funding for the project.

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     3. ETCR,  VPS, and VPSH shall deliver to Envoii any  documents  required to transfer the technology to Envoii and execute any and all documents reasonably required to accomplish this purpose.

     4. VPSH shall assist Envoii as required for the development of the system and contribution of its accumulated knowledge and contacts and relationships in order to expedite the development of the technology.

     5. (a) In consideration of the commitment VPSH and the resolution of any potential conflicts regarding the technology being transferred, Envoii agrees to pay VPSH a sum equal to twenty-five (25%) percent of contract revenues, if any, exclusive of any proceeds from the contract with the Commonwealth of Kentucky, with ETCR and VPS receiving one hundred (100%) percent of the benefits and revenues distributed to VPSH. Such compensation shall be paid for the delivery of contracts being the result of implementation and/or sale of prescription drug monitoring technology for controlled substances or scheduled drugs to any third party including governmental entities through the efforts of VPSH or VPS. For all other contracts obtained through the efforts of Envoii, VPSH shall receive five (5%) percent of contract, with ETCR and VPS receiving one hundred (100%) percent of those revenues distributed to VPSH.
          (b) It is mutually agreed that all parties will make a concerted effort to work together to avoid duplicating resources and efforts. Any such contracts shall be determined to be profitable by a method to be agreed upon and mutually acceptable to VPSH and Envoii.
          (c) The parties hereto will permit VPS, its successors and assigns, the opportunity to develop information technology, intellectual property and know-how related to prescriptions and the healthcare industry, as part of a national electronic healthcare network initiative.
          (d) It is also understood and agreed that the development of all intellectual property, information technology and know-how related to prescriptions and the healthcare industry, as part of a national healthcare initiative, shall be the sole responsibility of VPS, its successors and assigns, and all revenues will be passed on to and received by ETCR and VPS, their successors and assigns.
          (e) It is further understood and agreed that the technology, intellectual property, information technology, and know-how that has been heretofore assigned and licensed to VPSH and Envoii, that is not deemed necessary for development of the VPS system, by Envoii, for the pilot project and for implementation by any third party or governmental entity or agency, and that will be made available by the parties to VPS, under the terms of paragraph (c) above, will be licensed to VPS, its successors and assigns.

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     6. VPSH hereby  agrees that any and all funds  received  from Envoii  shall pass through to ETCR or VPS, as may be designated to be most beneficial to the shareholders and creditors of each, without any tax consequences to VPSH. This decision shall be made by management within its sole discretion.

IN WITNESS WHEREOF this Joint Venture Agreement has been executed this 4th day of August, 2003.

Equity Technologies & Resources, Inc.     Verified Prescription Safeguards, Inc.
/s/ James K. Millard                                 /s/ James K. Millard
--------------------------------            -----------------------------------
By:  James K. Millard, President            By:  James K. Millard, President


VPS Holding, LLC                            Envoii Healthcare, LLC
/s/ James K. Millard                                 /s/ Frank B. Barker
--------------------------------            -----------------------------------
By: James K. Millard, Managing Member       Frank B. Barker,  Member